UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
 INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to §240.14a-12

SunOpta Inc.
(Name of Registrant as Specified In Its Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 SUNOPTA INC.
2233 Argentia Road
Suite 401, West Tower
Mississauga, ON L5N 2X7
905-821-9669

SUPPLEMENT TO PROXY STATEMENT FOR THE
ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2016

April 18, 2016

On March 31, 2016, SunOpta Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to SunOpta’s 2016 Annual and Special Meeting of Shareholders (the “Meeting”). The Company has set May 10, 2016 as the date for the Meeting. The Meeting will be held at the Company’s corporate offices located at 2233 Argentia Road, Suite 401, West Tower, Mississauga, Ontario, Canada at 4:00 P.M. Eastern Daylight Time. As previously disclosed, the record date for determining the Company’s shareholders entitled to vote at the Meeting has been fixed as the close of business on March 11, 2016. This Supplement supplements the Proxy Statement in order to add information regarding Proposal 5, a resolution to ratify and confirm the Company’s Shareholder Rights Plan (the “Rights Plan”), contained in the Shareholder Rights Plan Agreement (the “Rights Plan Agreement”) dated as of November 10, 2015 between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).

After making the Proxy Statement available to shareholders, the Company was informed by ISS Proxy Advisory Services, a branch of Institutional Shareholder Services Inc. (“ISS”) that the proposal to ratify and confirm the Rights Plan received an unfavorable recommendation as determined by ISS. On April 18, 2016, after consideration of and in response to ISS’s comments, the Company’s Board of Directors approved amendments to the Rights Plan Agreement. The amendments provide for the following changes to the Rights Plan:

a)

the definitions of “Competing Permitted Bid” and “Permitted Bid” were amended to require that any such Take-over Bid shall contain irrevocable and unqualified conditions that Voting Shares may be deposited at any time during the period of time between the date of the Take-over Bid and the date on which the Voting Shares subject to the Take-over Bid may be taken up and paid for;

b)

the definition of “controlled” was amended so that a person is not considered to control another person that is not a corporation if the first person does not own more than 50% of the voting interests in the other person, even where the first person owns more than 50% of the equity interests in the other person;

c)

the definition of acting jointly or in concert was narrowed to eliminate some language that ISS viewed as giving board discretion in applying the definition and to clarify that customary agreements with and between underwriters or banking group or selling group members with respect to a distribution of securities and pledges of securities in the ordinary course of the pledgee’s business are excluded; and

d)

the amendment provisions of the Plan were narrowed to remove language that purported to permit the Board to make amendments to the Plan prior to the Meeting whether or not such amendments would materially adversely affect the interests of the holders of Rights generally.

The Company and the Rights Agent executed an Amended and Restated Shareholder Rights Plan Agreement (the “Amended and Restated Rights Agreement”), reflecting the amendments. A copy of the Amended and Restated Rights Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated April 18, 2016, and filed with the SEC on April 20, 2016 and is incorporated herein by reference. The Rights Plan, as amended, will be presented for shareholder ratification and confirmation at the Meeting.

The Board of Directors recommends that the shareholders vote FOR the ratification and confirmation of the Rights Plan, as amended.

If you have already voted, you do not need to take any action unless you wish to change your vote. A shareholder may revoke his or her vote at any time before it is voted at the Meeting by: (1) voting again by telephone or by Internet prior to 4:00 P.M. Eastern Daylight Time on May 6, 2016; (2) requesting, completing and mailing or delivering by facsimile a proper proxy card, as set forth in the Proxy Statement under “Questions and Answers about the Meeting and Voting–How can I vote?”; (3) sending written notice of revocation, signed by you (or your duly authorized attorney), to the Company at the corporate office of the Company at 2233 Argentia Road, Suite 401, West Tower, Mississauga, ON L5N 2X7, at any time prior to the last business day preceding the date of the Meeting; or (4) attending the Meeting (or any adjournment thereof) and delivering written notice of revocation prior to any vote to the Chair of the Meeting.

Any previously submitted proxy votes that are not revoked will continue to count as votes for or against the proposed ratification and confirmation of the Rights Plan, as amended. If any shareholder would like a new proxy or has any questions, please call Kingsdale Shareholder Services at 1-877-659-1822 or email contactus@kingsdaleshareholder.com.